For Immediate Release For Further Information Contact:

May 17, 2012 Thomas Toland

949-698-8485

SURGLINE INTERNATIONAL, INC. TO EXPAND ITS TRAUMA PRODUCT LINE WITH COMPLETION OF ACQUISITION

WEST PALM BEACH, Fla., May 17, 2012 /PRNewswire/ -- SurgLine International, Inc. (SGLN.PK)

Thomas Toland, CEO of SGLN and SurgLine, Inc. (“SurgLine”) stated that ‘the Company has acquired Eden Surgical Technologies , LLC., (“Eden”) a Texas Limited Liability Company. Eden is a distributor of trauma products with extensive products focused on this highly profitable sector.

“We are pleased to announce today that we have acquired Eden pursuant to a Share Exchange Agreement (the “Agreement”) in exchange of 50 million shares of restricted common stock of SGLN.” Toland went on to say, “ the acquisition of Eden will substantially expand ourline of trauma products while providing the company with pricing which we believe will give us a competitive advantage in the marketplace. We will have immediate access to products that are crucial to our acute care hospital clients in particular. These products include both stainless steel and titanium offerings.”

“As we continue to meet the potential demand to significantly lower the cost of trauma related hardware for our clients, this transaction will provide the Company a very compelling and competitive line up of products to achieve our goal of “More Savings for Your Healthcare Dollar” with additional focus on our trauma hardware line to complement our spinal implant line.”

About SurgLine, Inc.

SurgLine (www.surgline.com) sources and distributes high quality FDA approved medical and surgical products at discount prices, thereby reducing or eliminating the historical brand premium paid by healthcare providers including acute care hospitals, surgery centers, surgical hospital, self-insured employers and insurance companies. SurgLine offers high quality medical and surgical supplies and products at substantial savings utilizing stocking distributors and institutional buyers by sourcing products globally without the historical brand premium and industry markup.

About SurgLine International, Inc.

SurgLine International, Inc. is a holding company that in addition to SurgLine, wholly owns Nuvo Solar Energy, Inc., a development stage company that owns unique patent pending solar and photovoltaic related technology. The Company is also seeking other business opportunities.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.